Exhibit 32.2

Exhibit 32.2 - Certification Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, as amended.

The undersigned, as Chief Financial Officer of Alliance HealthCard, Inc., certifies that to the undersigned’s knowledge, the Form 10-KSB for the year ended September 30, 2005, which accompanies this certification fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and the information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of Alliance HealthCard, Inc. at the dates and for the periods indicated. The foregoing certification is made solely for purposes of Title 18, Chapter 63, Section 1350 of the United States Code and is subject to the knowledge and willfulness qualifications contained in Title 18, Chapter 63, Section 1350(c).

/s/ Rita McKeown
Rita McKeown
Chief Financial Officer

Date: May 9, 20068